EXHIBIT 77.C


COLUMBIA MUNICIPAL BOND FUND, INC.


77.C  	MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

	(a) 	Meeting Date:  12/04/97
		This was a special meeting.


(c) Matters voted upon at the meeting with the number of affirmative votes and the number of negative votes cast with respect to a new investment advisory contract caused by the change in control of the Advisor resulting from the acquisition of the Advisor by Fleet Financial Group, Inc.


			       Approval of Investment Advisory Contract

				Affirmative Votes:              20,286,357
				Negative Votes:		    523,472
				Abstentions:		    551,537



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